Exhibit 99.1

View, Inc. Expects to Complete Financial Restatements for 2019 and 2020, and Release Full Year 2021 Financial Results in the First Quarter of 2022

MILPITAS, Calif., Jan. 4, 2022 (GLOBE NEWSWIRE) – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”), the leader in smart building technologies, today announced that the Company expects to issue its restated 2019, 2020 and Q1 2021 financial statements, as well as its Q2 2021, Q3 2021 and full year 2021 financial statements in the first quarter of 2022.

View will host an investor call after the release of its 2021 results, at which time, the Company will provide a 2022 financial outlook. The date, time and dial-in details will be released in advance of the call.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the expected timing for issuance of View’s restated financial statements and issuance of View’s financial statements for Q2 2021, Q3 2021 and full-year 2021. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, as amended on February 23, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, increasing access to natural light and unobstructed views while eliminating the need for blinds and minimizing heat and glare. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View is installed and designed into over 90 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels, and multi-family residences. For more information, please visit: www.view.com.

Contacts:

For Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358